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                                                                 EXHIBIT 3.1(f)
   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/25/1991
   51206055 - 2154556

                                                                    EXECUTION A

                              FIFTH AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          EDUCATIONAL MEDICAL, INC.

        THIS AMENDMENT to the Restated Certificate of Incorporation (the "Certificate") of Educational Medical, Inc. (the "Corporation"), filed with the Secretary of State of the State of Delaware was duly adopted by the stockholders of the Corporation as of July 23, 1991, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        1. ARTICLE FOURTH of the Certificate is hereby amended to increase the total number of shares of all classes of stock that the Corporation shall have the authority to issue to 4,600,000 shares, consisting of:

                (a) 1,100,000 shares of Cumulative Convertible Preferred Stock, par value $.01 per share; and

                (b) 3,500,000 shares of Common Stock, par value $.01 per share.

        2. ARTICLE FOURTH, Section A.1(a) of the Certificate is hereby amended to read as follows:

                1. Dividends. (a) During the period commencing with the date of original issuance of each share of Preferred Stock through and including July 22, 1991, the holder of such share of Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Junior Stock (as defined in Section 7 hereof), out of funds legally available for that purpose, dividends in cash at the annual rate per share equal to eight percent (8%) of the Liquidation Preference (as defined in Section 7 hereof) payable when and as declared by the Board of Directors of the Corporation (any such dividend payment date being hereinafter referred to as a "Dividend Payment Date"). Dividends on shares of Preferred Stock shall be



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                                                                     EXECUTION A

        cumulative (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time Accrued Dividends (as defined in Section 7 hereof) upon the Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, no dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock (other than a dividend payable in such Junior Stock) or any sum or sums set aside for or applied to the purchase or redemption of any shares of any Junior Stock.

        3. ARTICLE FOURTH, Section A.3 of the Certificate is hereby amended to add the following subsection 3(h):

                (h) At the option of the holders of Preferred Stock, the rights of the holders of Preferred Stock to receive payments pursuant to the redemption provisions of this Section 3 may be made subject to the restrictions set forth in any effective agreement to which the Corporation and all of such holders are party, provided that such agreement makes specific reference to this Article Fourth, and a copy of such agreement signed by such holders and the Corporation is deposited with the Secretary of the Corporation and shall be available for inspection by holders of Preferred Stock. In the event and to the extent that any such agreement, or the restrictions set forth in such agreement, cease(s) to be effective, then ninety (90) days after the cessation of effectiveness of such agreement or restrictions, as the case may be, the rights of holders of Preferred Stock to receive payments pursuant to the redemption provisions of this Section 3 shall be restored to the extent permitted.

        4. ARTICLE FOURTH, Section A.4 of the Certificate is hereby amended to add the following subsection 4(h):

                (h) At the option of the holders of Preferred Stock, the rights of the holders of Preferred Stock to receive payments pursuant to the special redemption provisions of this Section 4 may be made subject to the restrictions set forth in any effective agreement to which the Corporation and all of such holders are party, provided that such agreement makes specific reference to this Article Fourth, and a copy of such agreement signed by such holders and the Corporation is deposited with the Secretary of the Corporation and shall be available for inspection by holders of Preferred Stock. In the event


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                                                                EXECUTION A

        and to the extent that any such agreement, or the restrictions set forth in such agreement cease(s) to be effective, then immediately upon the cessation of effectiveness of such agreement or restrictions, as the case may be, the rights of holders of Preferred Stock to receive payments pursuant to the special redemption provisions of this Section 4 shall be restored to the extent permitted.

        5. ARTICLE FOURTH, Section A.7, of the Certificate is hereby amended to add the following to the definition of "Excluded Securities"in Section 7(b):

                (xiv) Warrants to purchase Common Stock issued pursuant to the Securities Purchase Agreement, dated as of July 23, 1991, among the Corporation and certain purchasers named therein, and 800,000 shares of the Common Stock issuable upon exercise of such warrants;

                (xv) Up to 250,000 shares of Common Stock issued upon exchange of the Accrued Dividends pursuant to the Letter Agreement, dated as of July 23, 1991, among the holders of Cumulative Convertible Preferred Stock of the Corporation and Trust for Defined Benefit Plan of ICI American Holdings Inc. and State Employees' Retirement Fund of the Sate of Delaware;

                (xvi) Warrants to purchase up to 10,000 shares of Common Stock to be issued to employment consultant of the Corporation; and

                (xvii) Warrants to purchase Common Stock to be issued pursuant to the Engagement Letter dated August 27, 1990, from Equitable Securities Corporation to the Corporation and 16,000 shares of Common Stock issuable upon exercise of such warrants.

        Except as specifically amended hereby, all provisions of the Certificate shall remain in full force and effect.

        IN WITNESS WHEREOF, the undersigned, as President of the Corporation, certifies that the foregoing Amendment was duly


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                                                                   EXECUTION A

adopted in accordance with Section 242 of the Delaware General Corporation Law, and the Corporation has caused its corporate seal to be affixed hereto and attested by the Secretary of the Corporation, all as of the 24th day of July, 1991.

                                        EDUCATIONAL MEDICAL, INC.

                                        By:  /s/  GARY D. KERBER
                                             ---------------------
                                             President

Attest:


/s/ MORRIS C. BROWN
------------------------------
Secretary

[SEAL]


STATE OF GEORGIA      )
                      )
COUNTY OF FULTON      )

        Before me personally appeared Gary D. Kerber, known to me to be the individual described in and who executed the foregoing instrument as President of Educational Medical, Inc. and who acknowledged to me that he executed such instrument in such capacity, that the seal of the Corporation was affixed thereto by due and regular corporate authority, that said instrument is the free act and deed of said Corporation and the facts stated therein are true.

        WITNESS my hand and official seal this 15th day of July, 1991.

                                        /s/  MAGGIE K. WHITE
                                        ---------------------------
                                        Notary Public

My Commission Expires: [SEAL]

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                                                                     EXECUTION A

STATE OF FLORIDA   )
                   )
COUNTY OF DADE     )

        Before me personally appeared Morris C. Brown, known to me to be the individual described in and who executed the foregoing instrument as Secretary of Educational Medical, Inc. and who acknowledged to me that he executed such instrument in such capacity.

        WITNESS my hand and official seal this 24th day of July, 1991.

                                        /s/ Wendy Loomis Riggs
                                        --------------------------------
                                        Notary Public

My Commission Expires:   [SEAL]

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